Exhibit 99.1

Press Release

For Further Information Contact:

Media Relations – Ben Ederington – 713.585.2900

Investor Relations – Steve Bender – 713.585.2900

Westlake Chemical Partners Selects Angela Minas to Join Board of Directors

HOUSTON, October 11, 2016 /BusinessWire/ — Westlake Chemical Partners LP (NYSE: WLKP) announced that Ms. Angela Minas has been elected to the board of directors of its general partner, Westlake Chemical Partners GP LLC. She will replace Mr. Gary K. Adams, who has retired from the board.

Ms. Minas was formerly the Chief Financial Officer of DCP Midstream Partners LP and the Chief Financial Officer of Constellation Energy Partners LLC. Prior to her experience in the master limited partnership sector, Ms. Minas served as Senior Vice President, Global Consulting at Science Applications International Corporation and was a partner at Arthur Andersen, leading the firm’s North American oil and gas consulting practice.

Ms. Minas also serves as a director of the general partner of CONE Midstream Partners LP and of the general partner of Ciner Resources LP. She is a graduate of Rice University where she received both a B.A. in Managerial Studies and an M.B.A.

“We are extremely grateful to Gary for his dedication and years of service on our board. As one of the founding directors of Westlake Partners, he helped guide the partnership during our period of sustained growth since our initial public offering in August 2014. We wish him the best in his future endeavors,” stated James Chao, Chairman of Westlake Chemical Partners GP LLC. “We are very pleased that Angela has been elected to our board. We know that her significant experience with master limited partnerships, both as an executive and director, will add considerable value to the partnership.”

Westlake Chemical Partners LP (WLKP)

Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, TX, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com/.